Exhibit 99.1

Contact: Bloomia Holdings, Inc. Biz McShane, CFO (763) 392-6200

FOR IMMEDIATE RELEASE

BLOOMIA HOLDINGS, INC. ANNOUNCES SEPTEMBER 30, 2026 FINANCIAL RESULTS

MINNEAPOLIS, MN – November 12, 2026 – Bloomia Holdings, Inc. (Nasdaq: TULP) (“Bloomia Holdings” or the “Company”) today announced its financial results for the first fiscal quarter ended September 30, 2026.

The Company reported revenues of $5.0 million for the quarter, compared to revenues of $5.2 million in the comparable prior year quarter. Adjusted EBITDA for the quarter was a loss of $1.9 million compared to a loss of $2.4 million in the comparable prior year quarter. The Company reported a net loss of $2.4 million compared to a net loss of $2.9 million in the comparable prior year quarter.

Bloomia Holding’s Chairman and Co-Chief Executive Officer, Mark Jundt, commented, “Our revenue remained stable during the quarter, while we continued to make meaningful progress on the key operational and financial initiatives that are strengthening Bloomia's foundation for long-term growth. This progress is evident in our quarter’s results, where we improved our net loss by 17% and our adjusted EBITDA by 21% over the comparable prior year quarter. Further, we used significantly less cash in the quarter as Dutch bulb prices dropped materially year-over-year. This both strengthens our balance sheet by preserving cash, and leads to improved operating margins for the year ahead."

Co-Chief Executive Officer Dan Philp added, “Our first fiscal quarter is where we lay the foundation for a successful year. We have dug deep into analyzing our core operating processes, resulting in many process improvements that are simultaneously increasing quality and decreasing waste. We are set up for a year of growth in terms of both revenue and profitability.”

Overview

Three Months Ended September 30, 2026

●	Net revenue was $5.0 million compared to $5.2 million in the three months ended September 30, 2025.
●	Gross loss was $0.2 million, or (4.5)% of sales, compared to $0.06 million, or (1.2)% of sales, in the three months ended September 30, 2025.
●	Operating loss of $3.1 million, compared to an operating loss of $3.0 million in the three months ended September 30, 2025.
●	Net loss was $2.9 million compared to $3.4 million in the three months ended September 30, 2025.
●	Net loss attributable to Bloomia Holdings was $2.4 million, or a loss of $0.50 per diluted share, compared to net loss of $2.9 million, or a loss of $1.61 per diluted share, in the three months ended September 30, 2025.
●	Adjusted EBITDA was a loss of $1.9 million compared to adjusted EBITDA loss of $2.4 million in the three months ended September 30, 2025.
●	Cash used in operations was $4.7 million compared to $9.9 million in the three months ended September 30, 2025.

Q1 Fiscal Year 2027 Results

Net Revenue

Net revenue was $5.0 million in the three months ended September 30, 2026, compared to $5.2 million in the three months ended September 30, 2025. The decrease is primarily due to lower stem sales due to excess waste, partially offset by an increase in prices.

Gross loss

Gross loss in the three months ended September 30, 2026 was $0.2 million, or (4.5)% of sales, compared to gross loss of $0.06 million, or (1.2)% of sales, in the three months ended September 30, 2025. The Company sold approximately 11% less stems in the three months ended September 30, 2026 resulting in a decrease in margin. Additionally, the Company recorded a one-time non-cash write-off of $0.4 million related to ex-force bulbs that were harvested for less value than expected. Excluding the one-time non-cash write-off, the Company’s gross profit was $0.2 million.

Operating loss

The Company had an operating loss of $3.1 million in the three months ended September 30, 2026, compared to operating loss of $3.0 million in the three months ended September 30, 2025. The increase in operating loss is primarily due to the increase in gross loss caused by the one-time non-cash write-off. Selling, general and administrative costs declined year over year.

Net loss

Net loss was $2.9 million in the three months ended September 30, 2026, compared to a net loss of $3.4 million in the three months ended September 30, 2025. The reduction in the net loss is primarily due to a lower foreign currency transaction loss, a reduction in interest expense, and an increase in the income tax benefit.

Net loss attributable to Bloomia Holdings

Net loss attributable to Bloomia Holdings for the three months ended September 30, 2026 was $2.4 million, or $0.50 per diluted share, compared to net loss attributable to Bloomia Holdings of $2.8 million, or $1.61 per diluted share, in the three months ended September 30, 2025. The reduction in the net loss is due to a lower foreign currency transaction loss, a reduction in interest expense, and an increase in the income tax benefit.

Adjusted EBITDA

In the three months ended September 30, 2026, adjusted EBITDA was a loss of $1.9 million, compared to an adjusted EBITDA loss of $2.4 million in the three months ended September 30, 2025. Adjusted EBITDA excludes the $0.4 million non-cash ex-force bulbs write-off in the period. Adjusted EBITDA improved due to higher prices, lower general and administrative costs and a lower foreign currency transaction loss.

Balance Sheet

As of September 30, 2026, cash and cash equivalents totaled $0.7 million, compared to $1.5 million as of June 30, 2025. Working capital (current assets less current liabilities) was $6.5 million at September 30, 2026, compared to $7.3 million at June 30, 2026. Working capital historically peaks in December and gradually reaches the trough around June 30 due to the seasonality of the business. The Company had $8.6 million drawn on its revolver as of September 30, 2026, compared to $4.0 million drawn on its revolver as of June 30, 2026. As of September 30, 2026, the Company classified $2.6 million of the revolver balance as a current liability, which decreases working capital.

About Bloomia Holdings, Inc.

On January 28, 2026, the Company changed its name to Bloomia Holdings, Inc. and began trading on the Nasdaq Capital Market under the name Bloomia Holdings, Inc. and under new ticker symbol “TULP”. The CUSIP of the Common Stock did not change in connection with the name change or the ticker symbol change.

Bloomia Holdings, Inc (Nasdaq: TULP) is a specialty ag company focused on making and managing its ag investments in the U.S. and internationally. The Company is the majority owner of Bloomia, one of the largest producers of fresh-cut tulips in the United States. For additional information, contact (800) 874-4648 or visit our website at www.bloomiaholding co.com. Investor inquiries can be submitted to info@bloomiaholdingco.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release that are not statements of historical or current facts are considered “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from the results or performance expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “intend,” “likely,” “may,” “plan,” “project,” “will” and similar expressions identify forward-looking statements. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team regarding, for instance: (i) our belief that our cash balance, cash generated by operations and borrowings available under our Amended Credit Agreement, will provide adequate liquidity and capital resources for at least the next twelve months, and (ii) regarding the potential for growth and other opportunities for our business. Readers are cautioned not to place undue reliance on these forward- looking statements, which speak only as of the date the statement was made. These statements are subject to the risks and uncertainties that could cause actual results to differ materially and adversely from the forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes.

Factors that could cause our estimates and assumptions as to future performance, and our actual results, to differ materially include the following: (1) our ability to integrate and continue to successfully operate the Bloomia business, (2) our ability to compete, (3) concentration of Bloomia’s historical revenue among a small number of customers, (4) changes in interest rates, (5) ability to comply with the requirements of the Amended Credit Agreement and operate within its restrictions, (6) economic and market conditions that may restrict or delay appropriate or desirable opportunities, (7) our ability to develop and maintain necessary processes and controls relating to our businesses, (8) reliance on one or a small number of employees, (9) potential adverse classifications of the Company if we are unsuccessful in executing our business plans, (10) other economic, international, business, market, financial, competitive and/or regulatory factors affecting the Company’s businesses generally, (11) our ability to attract and retain highly qualified managerial, operational and sales personnel, and (12) the availability of additional capital on desirable terms, if at all. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended June 30, 2026 and additional risks identified in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company's filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Bloomia Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

(Values are rounded to the nearest thousand dollars and thousand shares)

	Three Months Ended
	September 30,
	2026	2025
Revenue, net	$4,961,000	$5,153,000
Cost of goods sold	5,182,000	5,213,000
Gross loss	(221,000)	(60,000)
Sales, general and administrative expenses	2,886,000	2,983,000
Operating loss	(3,107,000)	(3,043,000)
Foreign currency transaction loss, net	167,000	253,000
Interest expense, net	515,000	822,000
Other income, net	(4,000)	(32,000)
Loss before income taxes	(3,785,000)	(4,086,000)
Income tax benefit	(870,000)	(721,000)
Net loss including noncontrolling interest	(2,915,000)	(3,365,000)
Less: Net loss attributable to noncontrolling interest	(517,000)	(511,000)
Net loss attributable to Bloomia Holdings, Inc.	(2,398,000)	(2,854,000)
Other comprehensive (loss) income (foreign currency translation)	(69,000)	33,000
Less: Comprehensive (loss) income attributable to noncontrolling interest	(13,000)	6,000
Comprehensive loss attributable to Bloomia Holdings, Inc.	$(2,454,000)	$(2,827,000)

Net loss per basic and diluted share attributable to Bloomia Holdings, Inc.:
Basic and diluted earnings per share	$(0.50)	$(1.61)

Weighted average shares used in calculation of net loss per share:
Basic and diluted	4,831,000	1,770,000

SELECTED BALANCE SHEET DATA

	September 30, 2026	June 30, 2026
Cash and cash equivalents	$731,000	$1,452,000
Working capital (1)	6,499,000	7,311,000
Total assets	86,199,000	84,431,000
Total debt (2)	25,991,000	21,715,000
Total liabilities	75,387,000	70,641,000
Stockholders’ equity	10,812,000	13,790,000

(1)	Working capital represents current assets less current liabilities.
(2)	Total debt includes the related party notes payable.

Non-GAAP Reconciliations

This press release includes EBITDA and adjusted EBITDA, which are non-GAAP financial measures. Non-GAAP financial measures, which are not calculated or presented in accordance with U.S. generally accepted accounting principles (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in accordance with GAAP. Such non-GAAP financial measures are not substitutes for, or as an alternative to, and should be considered in conjunction with, the respective GAAP financial measures. The non-GAAP financial measures presented may differ from similarly named measures used by other companies.

Included below are reconciliations of EBITDA and adjusted EBITDA to net loss, the most directly comparable GAAP measure. EBITDA and adjusted EBITDA do not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in cash requirements for our working capital needs. We believe EBITDA and adjusted EBITDA provided meaningful supplemental information about our operating performance as these measures exclude amounts that we do not consider part of our core operating results when assessing our performance.

The following table reconciles net loss to EBITDA and adjusted EBITDA for the three months ended September 30, 2026 and 2025:

	Three Months Ended
	September 30,
	2026	2025
Net loss	$(2,915,000)	$(3,365,000)
Interest expense, net	515,000	822,000
Income tax benefit	(870,000)	(721,000)
Depreciation and amortization	949,000	874,000
EBITDA	(2,321,000)	(2,390,000)
Non-cash ex-force bulbs write-off	448,000	—
Adjusted EBITDA	$(1,873,000)	$(2,390,000)

We believe these non-GAAP financial measures are useful to permit investors to compare results with prior periods. Management uses EBITDA and adjusted EBITDA (a) to evaluate our historical and prospective financial performance and trends as well as our performance relative to competitors and peers; (b) to measure operational profitability consistently; (c) in presentations to the members of our Board of Directors; and (d) to evaluate compliance with covenants and restricted activities under the terms of our Amended Credit Agreement.